NEWS RELEASE
                                                              December 17, 2004
For Release:               Immediately
Contact:          Denise D. VanBuren (845) 471-8323



   Communications Industry Executive Elected to Board of CH Energy Group, Inc.

     (POUGHKEEPSIE,  NY) The Board of Directors of CH Energy Group,  Inc. (NYSE:
CHG) today elected Margarita K. Dilley to serve as a Director of the corporation and as a member of the Board's Audit Committee.

     Dilley recently stepped down as Vice President, Chief Financial Officer and a member of the Board of Directors of Astrolink International, LLC, a satellite telecommunications venture created to provide high-speed broadband services. She had previously served as Director of Strategy & Corporate Development and Treasurer of INTELSAT, and had also held positions of executive responsibility within Comsat Corporation during a decade of service to that Washington, D.C.-based satellite firm.

     "Ms. Dilley's financial expertise and her extensive business experience in a highly competitive industry combine to make her a great addition to our Board," said Steven V. Lant, Chairman of the Board, President and Chief Executive Officer. "She's highly qualified to provide financial oversight, as well as to contribute to our strategic planning."

     Dilley earned a Master's in Business Administration from the Wharton Graduate School at the University of Pennsylvania, a master's degree in Chemistry from Columbia University, and bachelor's degrees in Chemistry and History from Cornell University. She is a resident of Washington, D.C. About CH Energy Group, Inc.

     With more than 440,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric is a regulated transmission and distribution utility serving approximately 355,000 customers in eight counties of New York state's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation includes energy-related business units that serve approximately 85,000 customers, most of whom are clustered around the Washington, D.C. metro area and in the state of Connecticut.

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